STOCKHOLDER APPROVAL AGREEMENT


         STOCKHOLDER APPROVAL AGREEMENT (this "Agreement"), dated as of March 8, 2000, among Travelers General Real Estate Mezzanine Investments II, LLC, a Delaware limited liability company ("General REMI II"), Craig M. Hatkoff ("Hatkoff") and CMH Investment Partnership LP, a Delaware limited partnership ("CMH") (Hatkoff and CMH are collectively referred to herein as the "Stockholders" and individually referred to herein as a "Stockholder").

                              Preliminary Statement

         A. Capital Trust, Inc., a Maryland corporation ("CT"), and certain of its affiliates (the "CT Parties") and General REMI II and certain of its Affiliates (the "CIG Parties"), propose to enter into a venture agreement, dated as of the date hereof (the "Venture Agreement"), pursuant to which, among other things, the CIG Parties and CT and the CT Parties will co-sponsor, commit to invest capital in and manage real estate mezzanine investment opportunity funds.

         B. The Stockholders own in the aggregate 2,348,132 shares (the "Owned Shares") of class A common stock, par value $.01 per share, of CT ("CT Common Stock").

         C. As a condition to the CIG Parties' willingness to enter into the Venture Agreement, the CIG Parties have requested the Stockholders to enter into this Agreement.

         D. Capitalized terms used but not defined herein have the meanings set forth in the Venture Agreement.

         NOW, THEREFORE, to induce the CIG Parties to enter into, and in consideration of the CIG Parties entering into, the Venture Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Representations and Warranties of the Stockholders. The Stockholders hereby, jointly and severally, represent and warrant to General REMI II as follows:

          (a) Authority. Each Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Stockholder, and the consummation of the transactions contemplated hereby, has been duly authorized by all necessary action on the part of each Stockholder. This Agreement has been duly executed and delivered by each Stockholder and, assuming the due authorization,

926903.3
     execution and delivery by General REMI II, constitutes a valid and binding obligation of each Stockholder enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of any trust agreement, partnership agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any of the Stockholders or to any of the property or assets of any of the Stockholders. Except for consents, approvals, authorizations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities Exchange Act of 1934, as amended ("Exchange Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational ("Governmental Entity"), is required by or with respect to any Stockholder in connection with the execution and delivery of this Agreement or the consummation by any Stockholder of the transactions contemplated hereby.

          (b) The Owned Shares. The Stockholders have good and valid title to the Owned Shares, free and clear of any claims, liens, encumbrances, pledges and security interests whatsoever. The Stockholders own no shares of CT Common Stock or other shares of stock of CT, other than the Owned Shares. Except for this Agreement, and that certain stockholder voting and lock-up agreement, dated as of the date hereof, by and among General REMI II, the Stockholders, and the other holders of CT Common Stock named therein (the "Voting and Lockup Agreement"), no proxies or powers of attorney have been granted with respect to the Owned Shares and no voting arrangement (including voting agreement or voting trust) has been entered into affecting the Owned Shares that will remain in effect after the execution of this Agreement.

          (c) Venture Agreement. The Stockholders understand and acknowledge that General REMI II is entering into the Venture Agreement in reliance upon the Stockholders' execution and delivery of this Agreement.

         2. Representations and Warranties of General REMI II. General REMI II hereby represents and warrants to the Stockholders as follows:

          (a) Authority. General REMI II has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by General

926903.3
                                       -2-

     REMI II, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited liability company action on the part of General REMI II. This Agreement has been duly executed and delivered by General REMI II, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding obligation of General REMI II enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of any limited liability company agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to General REMI II or to any of the property or assets of any of General REMI
     II. Except for consents, approvals, authorizations and filings as may be required under the HSR Act and the Exchange Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to any Stockholder in connection with the execution and delivery of this Agreement or the consummation by General REMI II of the transactions contemplated hereby.

         3. Covenants of the Stockholders. Until the valid termination of the provisions of this Section 3 pursuant to Section 8, the Stockholders agree as follows:

          (a) At any meeting of stockholders of CT called to vote upon the Warrant Issuance (as such term is defined in the Venture Agreement) or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Warrant Issuance is sought, the Stockholders shall vote (or cause to be voted) all shares of CT Common Stock they own or have voting control over in favor of the Warrant Issuance.

          (b) At any meeting of stockholders of CT or at any adjournment thereof or in any other circumstances upon which the Stockholders' vote, consent or other approval is sought, the Stockholders shall vote (or cause to be voted) all shares of CT Common Stock owned by them or over which they have voting control against any amendment of CT's charter and amended and restated bylaws or other proposal or transaction involving CT or any of its subsidiaries, which amendment or other proposal or transaction would reasonably be expected in any manner to impede, frustrate, prevent or nullify CT's ability or obligation to consummate or effect the Warrant Issuance.


926903.3
                                       -3-

          (c) The Stockholders shall not (i) Transfer or Otherwise Dispose (as hereinafter defined) of, or enter into any agreement or other arrangement with respect to, the Owned Shares to any person, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power of attorney or otherwise with respect to, the Owned Shares, except as provided in this Agreement and the Voting and Lockup Agreement or (iii) take any other action that would reasonably be expected in any way to restrict, limit, or interfere with the performance of their obligations hereunder. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to restrict or prohibit the ability of (i) each Stockholder to transfer shares to immediate family members or trusts or other entities in connection with estate planning objectives, provided that such transferee agrees in writing to be bound by the terms of this Agreement as though such transferee were a Stockholder, and that notice and a copy of such agreement are provided to General REMI II prior to such transfer, (ii) each Stockholder from pledging up to a number of its shares of CT Common Stock to any nationally recognized financial institution as collateral for a bona fide third party loan or from using up to a number of its shares of CT Common Stock as collateral for a bona fide third party margin loan with a nationally recognized financial institution or broker/dealer equal to the maximum number of shares that may be pledged pursuant to the Voting and Lockup Agreement or (iii) CMH to enter into an agreement with the respect to the voting and Disposition of shares of CT Common Stock between and among CMH and Veqtor Finance Company, L.L.C. and JRK Investment Partnership, LP (the "JCV Group"), provided that the obligations of CMH in such agreement are expressly subordinate to the obligations of CMH hereunder and there are no parties to such agreement other than the JCV Group. For purposes of this Agreement, "Transfer or Otherwise Dispose" means any sale, exchange, redemption, assignment, gift, grant of a security interest, pledge or other encumbrance, or the creation of any other claim thereto or any other transfer or disposition whatsoever (including involuntary sales, exchanges, transfers or other dispositions, and whether or not for cash or other consideration) affecting the right, title, interest or possession in, to or of CT Common Stock.

         4. Additional Covenants of the Stockholders. Until the valid termination of the provisions of this Section 4 pursuant to Section 8, the Stockholders agree as follows:

          (a) At any meeting of stockholders of CT called to vote upon any REIT Tax Matter submitted to a vote pursuant to Section 2.14 of the Venture Agreement or at any adjournment thereof or in any other circumstances upon which the Stockholders' vote, consent or other approval with respect to any such REIT Tax Matter is sought, the Stockholders shall vote (or cause to be voted) all shares of CT Common Stock they own or have voting control over at such time in favor of such REIT Tax Matter.

          (b) At any meeting of stockholders of CT or at any adjournment thereof or in any other circumstances upon which the Stockholders' vote, consent or other

926903.3
                                       -4-
     approval is sought, the Stockholders shall vote (or cause to be voted) all shares of CT Common Stock owned by them or over which they have voting control at such time against any amendment of CT's charter and amended and restated bylaws or other proposal or transaction involving CT or any of its subsidiaries, which amendment or other proposal or transaction would reasonably be expected in any manner to impede, frustrate, prevent or nullify CT's ability or obligation to consummate or effect any REIT Tax Matter.

         5. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as General REMI II may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder's Owned Shares as contemplated in Section 3.

         6. Duty. Notwithstanding the covenants of Stockholders contained in Sections 3 and 4, any Stockholder who is an officer or director of CT, only in his capacity as an officer or director of CT, may take any such action that is in furtherance of the exercise of his duties as an officer or director under Maryland law, and no such action in furtherance of the exercise of such duties shall be deemed to be a breach or violation of the covenants of such Stockholder contained in Sections 3 and 4 and the Stockholders shall not have any liability hereunder for any such action taken in his capacity as an officer and director of CT in furtherance of the exercise of such duties.

         7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that General REMI II may assign, in its sole discretion, any or all of its rights and interests to Citigroup Inc. or any of its direct or indirect wholly owned subsidiaries or other entities or to Travelers Property Casualty Corp. or any of its direct or indirect wholly owned subsidiaries or other entities. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of any Stockholder that is an individual, the heirs, executors and administrators of such Stockholder.

         8. Termination. The rights and obligations contained in Section 3 shall terminate and shall be of no further legal force and effect on the date on which stockholders of CT shall have considered and voted upon the Warrant Issuance. The rights and obligations contained in Section 4 shall terminate and shall be of no further legal force and effect on the earlier of the date on which (i) stockholders of CT shall have considered and voted upon any REIT Tax Matters presented for a vote pursuant to Section 2.14 of the Venture Agreement, (ii) if the Fund II Initial Closing shall not have occurred by no later than December 31, 2000 or any Extension Date, (a) the Unwind set forth in the Fund I Agreement is commenced or (b) any dissolution or liquidation of Fund I in accordance with its terms is completed, (iii) the

926903.3
                                       -5-

Appraisal Procedures shall have commenced with respect to the Fair Market Value of the CIG Parties' and their Affiliates' Board Right Shares pursuant to Section
2.14 of the Venture Agreement, or (iv) upon the resignation of the CIG Parties Initial Board Designees as set forth in Section 2.12(e) of the Venture Agreement if the CIG Parties or the CT Parties shall have exercised their right to terminate the Venture Agreement pursuant to Section 2.12(e) of the Venture Agreement.

         9. General Provisions.

          (a) Specific Performance. The parties agree that irreparable damage that is impossible to measure in money damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (d) Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, or (ii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

          If to General REMI II, to:

                               Travelers General Real Estate Mezzanine
                                   Investments II, LLC
                               205 Columbus Blvd., 9PB
                               Hartford, Connecticut 06183-2030
                               Attn:    Duane Nelson, Esq.
                               Real Estate Investment Number: 12833

          With a copies to:

                               Citigroup Investments Inc.
                               388 Greenwich Street, 36th Floor

926903.3
                                       -6-

                               New York, New York 10013
                               Attn:    Mr. Michael Watson
                               Real Estate Investment Number: 12833

                               Loeb & Loeb LLP
                               1000 Wilshire Boulevard, Suite 1900
                               Los Angeles, California 90017
                               Attn:    Andrew S. Clare, Esq.

          If to the Stockholders, to:

                               c/o Capital Trust, Inc.
                               605 Third Avenue, 26th Floor
                               New York, New York 10016

          With a copy to:

                               Battle Fowler LLP
                               75 East 55th Street
                               New York, New York  10022
                               Attn:    Thomas E. Kruger, Esq.

     or to such other address as such party may indicate by a notice delivered to the other parties hereto.

          (e) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counter parties have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement together with all other agreements executed by the parties hereto on the date hereof (including the documents and instruments referred to herein),
     (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended

926903.3
                                       -7-
     to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies, without regard to any applicable conflicts of law.

          (i) Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.



926903.3
                                       -8-

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              TRAVELERS GENERAL REAL ESTATE
                                MEZZANINE INVESTMENTS II, LLC


                                      /s/  Michael Watson
                              By:   ______________________________
                                    Michael Watson
                                    Vice President


                              CRAIG M. HATKOFF


                                /s/  Craig M. Hatkoff
                              ____________________________________



                              CMH INVESTMENT PARTNERSHIP LP


                              By:   Craig M. Hatkoff, its general partner

                                      /s/  Craig M. Hatkoff
                                    ______________________________
                                    Craig M. Hatkoff

926903.3